Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of XCel Brands, Inc. of our report dated April 11, 2014, on our audits of the consolidated balance sheets of XCel Brands, Inc. and Subsidiaries as of December 31, 2013 and 2012, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the years then ended which report appears in the Annual Report on Form 10-K of XCel Brands, Inc. for the year ended December 31, 2013.

/s/ CohnReznick LLP

December 23, 2014

New York, New York